Exhibit 99.1

FOR IMMEDIATE RELEASE

SpartanNash Announces First Quarter Fiscal 2022 Financial Results

Reiterates Recently Announced Fiscal 2022 Guidance Raise and Long-Term Financial Targets

GRAND RAPIDS, MICH. – June 2, 2022 – Food solutions company SpartanNash (the “Company”) (Nasdaq: SPTN) today reported full financial results for its 16-week first quarter ended April 23, 2022. The Company reiterated its previously raised fiscal year 2022 guidance and long-term financial targets, which were recently announced in a May 12 press release. The Company also announced updated guidance with respect to certain items not included in the May 12 press release.

First Quarter Fiscal 2022 Highlights

•	Net sales of $2.76 billion, an increase of 4.0% from the prior year quarter’s net sales of $2.66 billion.

•	Net earnings of $19.3 million, compared to $19.5 million in the prior year quarter.

•	Record first quarter adjusted EBITDA(1) of $76.6 million, an increase of 18.2% from $64.8 million in the prior year quarter.

•	EPS of $0.53, compared to $0.54 in the prior year quarter. Adjusted EPS(2) of $0.83, a 41% increase compared to $0.59 in the prior year quarter.

•	Military segment operating margin of 0.24% and Military adjusted EBITDA margin(3) of 1.58%, surpassing the Company’s original turnaround target of 1%.

•

The Company made significant progress on its supply chain transformation initiative, securing more than $15 million in run-rate cost savings and meeting its initial full-year commitment of $15 million to $30 million of annualized savings, while delivering an approximate 7% improvement in throughput rate year-over-year.

•	Comparable store sales increased to 7.2%, continuing the Company’s strong momentum in its Retail segment.

850 76th Street SW    |    PO Box 8700    |    Grand Rapids, MI 49518-8700    |    Phone: (616) 878-2000

“Our first quarter results reflect the significant momentum underway at SpartanNash, driven by Our Winning Recipe™ plan,” said SpartanNash President and CEO Tony Sarsam. “Our team’s keen focus on operational excellence helped deliver on our supply chain transformation initiative. During the quarter, we achieved more than $15 million in run-rate cost savings, already meeting our full-year 2022 run-rate goal of $15 million to $30 million annualized supply chain savings. Because we achieved this significant milestone ahead of schedule, we are now updating our commitment to an annualized savings range of $25 million to $35 million by year-end. In addition, our full-year outlook and long-term financial targets show a clear path for growth for the next several years.”

First Quarter Consolidated Financial Results

Consolidated net sales increased $105.9 million, or 4.0%, to $2.76 billion from $2.66 billion in the prior year quarter. The variance to the prior year was driven by increases in net sales in all three segments each of which were favorably impacted by the current inflationary environment.

Gross profit was $450.6 million, or 16.3% of net sales, compared to $418.0 million, or 15.7% of net sales, in the prior year quarter. Gross profit rate growth was driven by improvements in margin rates within the Food Distribution and Military segments, partially offset by an increase in LIFO expense of $8.5 million.

Reported operating expenses were $422.4 million, or 15.3% of net sales, compared to $387.8 million, or 14.6% of net sales, in the prior year quarter. The increase in expenses as a rate of sales was due to higher costs in retail store and supply chain labor, increased fuel prices, higher incentive compensation, and costs related to shareholder activism. Within the Food Distribution and Military segments, the increased supply chain labor costs were partially offset by supply chain efficiencies realized from the supply chain transformation initiative.

The Company reported operating earnings of $28.1 million, compared to $30.2 million in the prior year quarter, due to the changes in net sales, gross profit and operating expenses discussed above. Adjusted operating earnings(4) were $43.3 million, an increase of 33% compared to $32.5 million in the prior year quarter, which were adjusted for the items detailed in Table 3.

Interest expense decreased by $0.4 million from the prior year quarter due to the Company’s paydown of long-term debt. The income tax rate decreased from the prior year quarter due to discrete tax benefits realized in the current year quarter.

The Company reported net earnings of $19.3 million, or $0.53 per diluted share, compared to $19.5 million, or $0.54 per diluted share in the prior year quarter. Adjusted earnings from continuing operations(5) were $30.3 million, or $0.83 per diluted share, compared to $21.3 million, or $0.59 per diluted share in the prior year quarter. A reconciliation of net earnings to adjusted earnings from continuing operations is included in Table 4.

Adjusted EBITDA(1) increased $11.8 million to a first-quarter record of $76.6 million, compared to $64.8 million in the prior year quarter, due to the factors mentioned above.

Please see the financial tables at the end of this press release for a reconciliation of each non-GAAP financial measure to the most directly comparable measure, prepared and presented in accordance with GAAP.

First Quarter Segment Financial Results

Food Distribution

Net sales for Food Distribution increased $36.8 million, or 2.8%, to $1.37 billion from $1.33 billion in the prior year quarter. The increase in net sales was due primarily to the inflationary impact on pricing.

Reported operating earnings for Food Distribution were $26.7 million, compared to $21.1 million in the prior year quarter. The increase was due to a higher gross margin rate, offset by an increase in supply chain wages and incentive compensation. Adjusted operating earnings(4) were $34.6 million, compared to $22.3 million in the prior year quarter. Adjusted operating earnings exclude, among other items, LIFO expense in both years and costs related to shareholder activism in the current year.

Retail

Net sales for Retail increased $41.8 million, or 5.7%, to $781.3 million from $739.4 million in the prior year quarter, primarily due to inflationary pricing. Retail comparable store sales were 7.2% for the quarter.

Reported operating earnings for Retail were $0.03 million, compared to $14.19 million in the prior year quarter. The decrease was due to increases in wages and the impacts of market-competitive pricing on Retail’s gross margin rate, along with increased corporate administrative, utilities and supplies costs. Adjusted operating earnings(4) was $4.0 million, compared to $14.8 million in the prior year. Adjusted operating earnings exclude, among other items, LIFO expense in both years and costs related to shareholder activism in the current year.

Military

Net sales for Military increased $27.2 million, or 4.7%, to $611.5 million from $584.3 million in the prior year quarter. The increase was driven by inflationary pricing and was partially offset by reduced case volumes. Although Military’s case volumes declined in the first quarter, the rate of the decline slowed compared to the trend experienced over the previous year.

Reported operating earnings for Military were $1.4 million, compared to a loss of $5.1 million in the prior year quarter. The increase was due to a higher gross margin rate, partially offset by an increase in higher supply chain wages and incentive compensation. Adjusted operating earnings(4) were $4.7 million compared to a loss of $4.6 million in the prior year quarter. Adjusted operating earnings exclude, among other items, LIFO expense in both years and costs related to shareholder activism in the current year.

Balance Sheet and Cash Flow

Cash flows provided by operating activities were $10.0 million, compared to $31.8 million of cash used in operating activities in the prior year quarter. The increase in cash flows compared to the prior year quarter was due primarily to effective working capital management. Long-term debt and finance lease liabilities increased $44.9 million during the quarter to fund strategic inventory purchases. The Company’s ratio of net long-term debt(6) to adjusted EBITDA(1) increased slightly from 1.8x at the end of fiscal 2021 to 1.9x.

Purchases of property and equipment were $29.9 million, while capital expenditures and IT capital(7) totaled $30.3 million for the current year quarter compared to $24.1 million in the prior year quarter.

During the first quarter, the Company declared $7.7 million in cash dividends, equal to $0.21 per common share. The Company did not repurchase shares during the quarter and currently has approximately $80 million remaining on its share repurchase programs. The Company remains committed to returning value to shareholders through share repurchases under its current program, as well as continuing regular dividends.

Fiscal Year 2022 Guidance Update

As announced on May 12, given the strength of its first quarter results, the Company raised its fiscal year 2022 guidance. These updates included increasing:

•	Net sales to a range of $9.0 billion to $9.3 billion, compared to the prior guidance of $8.9 billion to $9.1 billion.
•	Adjusted EBITDA to a range of $224 million to $239 million, compared to the prior guidance of $214 million to $229 million.

In addition, the Company has updated its guidance with respect to certain other items, as noted in the table below.

	Previous Full Year 2022 Outlook		Updated Full Year 2022 Outlook
	Low	High	Low	High
Total net sales (millions)	$8,900	$9,100	$9,000	$9,300
Segment sales % increase (decrease)
Retail comp sales	0.0%	2.0%	1.0%	3.0%
Food Distribution sales	2.0%	4.0%	3.0%	5.0%
Military sales	(7.0%)	(3.0%)	(4.0%)	0.0%
Adjusted EBITDA(1) (millions)	$214	$229	$224	$239
Adjusted EPS(2)	$2.10	$2.25	$2.17	$2.32
Capital expenditures and IT capital(7) (thousands)	$100,000	$110,000	$100,000	$110,000
Depreciation and amortization (thousands)	$90,000	$100,000	$90,000	$100,000
Interest expense (thousands)	$15,000	$17,000	$17,500	$19,500
Income tax rate	24.0%	25.5%	24.0%	25.5%

The Company also expects a steady earnings pace across the remaining three quarters in fiscal 2022.

Long-Term Financial Targets

On May 12, the Company also provided new long-term financial targets it expects to achieve by 2025. These included growing:

•	Net sales to more than $10 billion, an increase of at least 12% from net sales in fiscal 2021.
•	Adjusted EBITDA to more than $300 million, an increase of at least 40% from adjusted EBITDA in fiscal 2021.
•	Adjusted EBITDA margin to 3% of net sales, an increase of 25% from adjusted EBITDA margin in fiscal 2021.

Conference Call

The Company will host a conference call to discuss its quarterly results with additional comments and details today, Thursday, June 2, 2022, at 8:30 a.m. ET. There will also be a simultaneous, live webcast made available at SpartanNash's website at www.spartannash.com/webcasts under the "Investor Relations" section and will remain archived on the Company's website.

A supplemental earnings presentation is available at the Company’s website at www.spartannash.com/investor-presentations.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life. As a distributor, wholesaler and retailer with a global supply chain network, SpartanNash customers span a diverse group of national accounts, independent and chain grocers, e-commerce retailers, U.S. military commissaries and exchanges, and the Company's own brick-and-mortar grocery stores, pharmacies and fuel centers. SpartanNash distributes grocery and household goods, including fresh produce and its Our Family® portfolio of products, to locations in all 50 states, in addition to distributing to the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Iraq, Kuwait, Bahrain, Qatar, Djibouti, Korea and Japan. In addition, the Company owns and operates 145 supermarkets – primarily under the banners of Family Fare, Martin's Super Markets and D&W Fresh Market – and shares its operational insights to drive innovative solutions for SpartanNash food retail customers. Committed to fostering a People First culture, the SpartanNash family of Associates is 17,500 strong and growing. For more information, visit spartannash.com.

Forward-Looking Statements

The matters discussed in this press release and in the Company's website-accessible conference calls with analysts and investor presentations include "forward-looking statements" about the plans, strategies, objectives, goals or expectations of the Company. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "anticipates," "plans," "believes," or "estimates," or that a particular occurrence or event "may," "could," "should," "will" or "will likely" result, occur or be pursued or "continue" in the future, that the "outlook", "trend", “guidance” or “target” is toward a particular result or occurrence, that a development is an "opportunity," "priority," "strategy," "focus," that the Company is "positioned" for a particular result, or similarly stated expectations. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date made. There are many important factors that could cause actual results to differ materially. These risks and uncertainties include the Company's ability to compete in the highly competitive grocery distribution, retail grocery and military distribution industries; disruptions associated with the COVID-19 pandemic; the Company's ability to manage its private brand program for U.S. military commissaries; the Company's ability to implement its growth strategy; the ability of customers to fulfill their obligations to the Company; the Company's dependence on certain major customers, suppliers and vendors; disruptions to the Company's information security network; instances of security threats, severe weather conditions and natural disasters; impairment charges for goodwill and other long-lived assets; the Company's ability to successfully manage leadership transitions; the Company's ability to service its debt and to comply with debt covenants; interest rate fluctuations; changes in the military commissary system, including its supply chain, or in the level of governmental funding; product recalls and other product-related safety concerns; labor relations issues and rising labor costs; changes in government regulations; and other risks and uncertainties listed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's most recent Annual Report on Form 10-K and in subsequent filings with the Securities and Exchange Commission. Additional risks and uncertainties not currently known to the Company or that the Company currently believes are immaterial also may impair its business, operations, liquidity, financial condition and prospects. The Company undertakes no obligation to update or revise its forward-looking statements to reflect developments that occur or information obtained after the date of this press release.

Non-GAAP Financial Measures

This press release includes information regarding adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), adjusted EBITDA margin, and military adjusted EBITDA margin. These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. These measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company's performance against its peers. Certain of these measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

The Company is unable to provide a full reconciliation of the GAAP to non-GAAP measures used in the fiscal 2022 outlook and long-term targets disclosed in this press release without unreasonable effort because it is not possible to predict certain adjustment items with a reasonable degree of certainty since they are not yet known or quantifiable, and do not relate to the Company's routine activities. These adjustments may include, among other items, restructuring and asset impairment activity, acquisition and integration costs, severance and organizational realignment costs, and the impact of adjustments to the last-in-first-out (LIFO) inventory reserve.

This information is dependent upon future events, which may be outside of the Company's control and could have a significant impact on its GAAP financial results for fiscal 2022 or fiscal 2025, respectively.

(1)	A reconciliation of net earnings to Adjusted EBITDA, a non-GAAP financial measure, is provided in Table 2 below.
(2)	A reconciliation of net earnings per share (“EPS”) to adjusted earnings per share from continuing operations ("Adjusted EPS"), a non-GAAP financial measure, is provided in Table 4 below.
(3)

A reconciliation of Military adjusted EBITDA, a non-GAAP financial measure, to Military operating earnings (loss) is provided in Table 2 below. Military operating margin and Military adjusted EBITDA margin are calculated by dividing Military operating earnings (loss) and Military adjusted EBITDA into Military net sales, respectively.

(4)	A reconciliation of operating earnings to adjusted operating earnings, a non-GAAP financial measure, is provided in Table 3 below.
(5)	A reconciliation of net earnings to adjusted earnings from continuing operations, a non-GAAP financial measure, is provided in Table 4 below.
(6)	A reconciliation of long-term debt and finance lease obligations to net long-term debt, a non-GAAP financial measure, is provided in Table 5 below.
(7)	A reconciliation of purchases of property and equipment to capital expenditures and IT capital, a non-GAAP financial measure, is provided in Table 7 below.

# # #

CONTACT:

Investor Relations:

Kayleigh Campbell

Head of Investor Relations

Kayleigh.Campbell@spartannash.com

SpartanNashIR@icrinc.com

616-878-8354

Media:

Caitlin Gardner

Senior Manager, Public Relations

Caitlin.Gardner@spartannash.com

press@spartannash.com

– More –

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	16 Weeks Ended
	April 23,	April 24,
(In thousands, except per share amounts)	2022	2021
Net sales	$2,763,658	$2,657,799
Cost of sales	2,313,075	2,239,769
Gross profit	450,583	418,030

Operating expenses
Selling, general and administrative	422,182	387,937
Acquisition and integration	239	59
Restructuring and asset impairment, net	13	(161)
Total operating expenses	422,434	387,835

Operating earnings	28,149	30,195

Other expenses and (income)
Interest expense	4,185	4,589
Other, net	(216)	(266)
Total other expenses, net	3,969	4,323

Earnings before income taxes	24,180	25,872
Income tax expense	4,891	6,356
Net earnings	$19,289	$19,516

Basic net earnings per share:	$0.54	$0.55

Diluted net earnings per share:	$0.53	$0.54

Weighted average shares outstanding:
Basic	35,566	35,765
Diluted	36,381	35,876

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	April 23,	January 1,
(In thousands)	2022	2022
Assets
Current assets
Cash and cash equivalents	$16,330	$10,666
Accounts and notes receivable, net	395,467	361,686
Inventories, net	556,322	522,324
Prepaid expenses and other current assets	63,772	62,517
Total current assets	1,031,891	957,193

Property and equipment, net	575,666	577,359
Goodwill	181,035	181,035
Intangible assets, net	109,400	110,960
Operating lease assets	269,278	283,040
Other assets, net	96,963	97,195

Total assets	$2,264,233	$2,206,782

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$478,964	$447,451
Accrued payroll and benefits	66,316	86,315
Other accrued expenses	63,164	67,893
Current portion of operating lease liabilities	47,375	47,845
Current portion of long-term debt and finance lease liabilities	5,806	6,334
Total current liabilities	661,625	655,838

Long-term liabilities
Deferred income taxes	74,396	63,692
Operating lease liabilities	252,126	266,701
Other long-term liabilities	36,483	38,292
Long-term debt and finance lease liabilities	444,299	399,390
Total long-term liabilities	807,304	768,075

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 36,140 and 35,948 shares outstanding	494,571	493,783
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(1,432)	(1,455)
Retained earnings	302,165	290,541
Total shareholders’ equity	795,304	782,869

Total liabilities and shareholders’ equity	$2,264,233	$2,206,782

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	16 Weeks Ended
(In thousands)	April 23, 2022	April 24, 2021
Cash flow activities
Net cash provided by (used in) operating activities	$9,970	$(31,778)
Net cash (used in) provided by investing activities	(26,945)	4,257
Net cash provided by financing activities	22,639	30,910
Net increase in cash and cash equivalents	5,664	3,389
Cash and cash equivalents at beginning of the period	10,666	19,903
Cash and cash equivalents at end of the period	$16,330	$23,292

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings (Loss) by Segment

(Unaudited)

	16 Weeks Ended
(In thousands)	April 23, 2022		April 24, 2021
Food Distribution Segment:
Net sales	$1,370,857	49.6%	$1,334,082	50.2%
Operating earnings	26,684		21,146
Retail Segment:
Net sales	781,279	28.3%	739,444	27.8%
Operating earnings	27		14,192
Military Segment:
Net sales	611,522	22.1%	584,273	22.0%
Operating earnings (loss)	1,438		(5,143)
Total:
Net sales	$2,763,658	100.0%	$2,657,799	100.0%
Operating earnings	28,149		30,195

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company also provides information regarding adjusted operating earnings, adjusted earnings from continuing operations, net long-term debt, capital expenditures and IT capital, and adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”). These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. The measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company’s performance against its peers. These measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

At the beginning of 2022, the Company made a change to the adjusted operating earnings and adjusted earnings from continuing operations measures to exclude the impact of LIFO expense or benefit. The Company believes the change reduces volatility associated with temporary fluctuations in inflation, enabling investors to best establish a basis for expected performance and the ability to evaluate actual results against that expectation and the industry in which the Company operates. Prior year adjusted operating earnings and adjusted earnings from continuing operations figures have been restated to align with this change in presentation. Current year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude LIFO expense, costs related to shareholder activism, organizational realignment and severance associated with cost reduction initiatives. Costs related to shareholder activism include consulting, legal, and other expenses incurred in relation to shareholder activism activities. Organizational realignment includes benefits for associates terminated as part of leadership transition plans, which do not meet the definition of a reduction-in-force. Prior year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude LIFO expense, organizational realignment and severance associated with cost reduction initiatives.

Each of these items are considered “non-operational” or “non-core” in nature.

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
(In thousands)	April 23, 2022	April 24, 2021
Net earnings	$19,289	$19,516
Income tax expense	4,891	6,356
Other expenses, net	3,969	4,323
Operating earnings	28,149	30,195
Adjustments:
LIFO expense	10,187	1,655
Depreciation and amortization	28,473	28,091
Acquisition and integration	239	59
Restructuring and asset impairment, net	13	(161)
Cloud computing amortization	900	480
Organizational realignment, net	1,019	641
Severance associated with cost reduction initiatives	246	125
Stock-based compensation	4,441	4,190
Stock warrant	673	645
Non-cash rent	(1,088)	(895)
Gain on disposal of assets	(77)	(182)
Costs related to shareholder activism	3,471	—
Adjusted EBITDA	$76,646	$64,843

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, continued

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
(In thousands)	April 23, 2022	April 24, 2021
Food Distribution:
Operating earnings	$26,684	$21,146
Adjustments:
LIFO expense	5,728	794
Depreciation and amortization	10,092	9,790
Restructuring and asset impairment, net	11	(18)
Cloud computing amortization	550	234
Organizational realignment, net	483	313
Severance associated with cost reduction initiatives	91	99
Stock-based compensation	2,123	1,929
Stock warrant	673	645
Non-cash rent	25	774
Gain on disposal of assets	(78)	(37)
Costs related to shareholder activism	1,642	—
Adjusted EBITDA	$48,024	$35,669
Retail:
Operating earnings	$27	$14,192
Adjustments:
LIFO expense	1,912	415
Depreciation and amortization	14,189	14,241
Acquisition and integration	239	59
Restructuring and asset impairment, net	2	(143)
Cloud computing amortization	251	175
Organizational realignment, net	382	234
Severance associated with cost reduction initiatives	122	29
Stock-based compensation	1,495	1,480
Non-cash rent	(985)	(1,552)
Loss (gain) on disposal of assets	9	(123)
Costs related to shareholder activism	1,305	—
Adjusted EBITDA	$18,948	$29,007
Military:
Operating earnings (loss)	$1,438	$(5,143)
Adjustments:
LIFO expense	2,547	446
Depreciation and amortization	4,192	4,060
Cloud computing amortization	99	71
Organizational realignment, net	154	94
Severance associated with cost reduction initiatives	33	(3)
Stock-based compensation	823	781
Non-cash rent	(128)	(117)
Gain on disposal of assets	(8)	(22)
Costs related to shareholder activism	524	—
Adjusted EBITDA	$9,674	$167

Military Net Sales	$611,522	$584,273

Military Operating Margin	0.24%	(0.88%)

Military Adjusted EBITDA Margin	1.58%	0.03%

Notes: Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”) is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including share-based payments (equity awards measured in accordance with ASC 718, Stock Compensation, which include both stock-based compensation to employees and stock warrants issued to non-employees) and the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted EBITDA and adjusted EBITDA by segment are not measures of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings and other income or cash flow statement data. The Company’s definitions of adjusted EBITDA and adjusted EBITDA by segment may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
(In thousands)	April 23, 2022	April 24, 2021
Operating earnings	$28,149	$30,195
Adjustments:
LIFO expense	10,187	1,655
Acquisition and integration	239	59
Restructuring and asset impairment, net	13	(161)
Organizational realignment, net	1,019	641
Severance associated with cost reduction initiatives	246	125
Costs related to shareholder activism	3,471	—
Adjusted operating earnings	$43,324	$32,514

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings, continued

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
(In thousands)	April 23, 2022	April 24, 2021
Food Distribution:
Operating earnings	$26,684	$21,146
Adjustments:
LIFO expense	5,728	794
Restructuring and asset impairment, net	11	(18)
Organizational realignment, net	483	313
Severance associated with cost reduction initiatives	91	99
Costs related to shareholder activism	1,642	—
Adjusted operating earnings	$34,639	$22,334
Retail:
Operating earnings	$27	$14,192
Adjustments:
LIFO expense	1,912	415
Acquisition and integration	239	59
Restructuring and asset impairment, net	2	(143)
Organizational realignment, net	382	234
Severance associated with cost reduction initiatives	122	29
Costs related to shareholder activism	1,305	—
Adjusted operating earnings	$3,989	$14,786
Military:
Operating earnings (loss)	$1,438	$(5,143)
Adjustments:
LIFO expense	2,547	446
Organizational realignment, net	154	94
Severance associated with cost reduction initiatives	33	(3)
Costs related to shareholder activism	524	—
Adjusted operating earnings (loss)	$4,696	$(4,606)

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted operating earnings is not a measure of performance under GAAP and should not be considered as a substitute for operating earnings, and other income statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
	April 23, 2022		April 24, 2021
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Net earnings	$19,289	$0.53	$19,516	$0.54
Adjustments:
LIFO expense	10,187		1,655
Acquisition and integration	239		59
Restructuring and asset impairment, net	13		(161)
Organizational realignment, net	1,019		641
Severance associated with cost reduction initiatives	246		125
Pension refund from annuity provider	(200)		—
Costs related to shareholder activism	3,471		—
Total adjustments	14,975		2,319
Income tax effect on adjustments(a)	(3,933)		(565)
Total adjustments, net of taxes	11,042	0.30	1,754	0.05
Adjusted earnings from continuing operations	$30,331	$0.83	$21,270	$0.59

(a)	The income tax effect on adjustments is computed by applying the effective tax rate, before discrete tax items, to the total adjustments for the period.

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted earnings from continuing operations is not a measure of performance under GAAP and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Finance Lease Obligations to Net Long-Term Debt

(A Non-GAAP Financial Measure)

(Unaudited)

	April 23,	January 1
(In thousands)	2022	2022
Current portion of long-term debt and finance lease liabilities	$5,806	$6,334
Long-term debt and finance lease liabilities	444,299	399,390
Total debt	450,105	405,724
Cash and cash equivalents	(16,330)	(10,666)
Net long-term debt	$433,775	$395,058

Notes: Net long-term debt is a non-GAAP financial measure that is defined as long-term debt and finance lease obligations plus current maturities of long-term debt and finance lease obligations less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments. Net long-term debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 6: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
(In thousands)	April 23, 2022	April 24, 2021
Net cash provided by (used in) operating activities	$9,970	$(31,778)
Less:
Purchases of property and equipment	29,938	22,124
Free cash flow	$(19,968)	$(53,902)

Notes: Free cash flow is a non-GAAP financial measure calculated by subtracting capital expenditures from cash flows provided by operating activities, the most directly comparable GAAP measure. The Company believes it is a useful indicator of liquidity that provides information to both management and investors about the amount of cash generated from operations that, after capital expenditures, can be used for strategic business objectives, including the repayment of long-term debt. Free cash flow is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 7: Reconciliation of Purchases of Property and Equipment to Capital Expenditures and IT Capital

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
(In thousands)	April 23, 2022	April 24, 2021
Purchases of property and equipment	$29,938	$22,124
Plus:
Cloud computing spend	354	1,947
Capital expenditures and IT capital	$30,292	$24,071

Notes: Capital expenditures and IT capital is a non-GAAP financial measure calculated by adding spending related to the development of cloud computing applications spend to capital expenditures, the most directly comparable GAAP measure. Cloud computing spend only includes costs incurred during the application development phase and does not include ongoing costs of hosting or maintenance associated with these applications, which are expensed as incurred. The Company believes it is a useful indicator of the Company’s investment in its facilities and systems as it transitions to more cloud-based IT systems. Capital expenditures and IT capital is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.